Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES CLOSING OF
PRIORITY GUARANTEE NOTES OFFERING

San Antonio, Texas, June 14, 2011. Clear Channel Communications, Inc. (“CCU”) announced today the closing of its previously announced offering of $750 million aggregate principal amount of its 9.0% Priority Guarantee Notes due 2021 (the “Notes”).  The Notes were issued at a price of 93.845% of their principal amount plus accrued interest from February 23, 2011.  The Notes have identical terms to, and are treated as a single class with, the $1.0 billion in aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 issued on February 23, 2011.

Of the proceeds from the issuance of the Notes, CCU intends to use (i) $203.8 million to repay at maturity a portion of CCU’s 5% legacy notes which mature in March 2012 and (ii) the remaining $500 million for general corporate purposes (to replenish cash on hand that CCU previously used to pay legacy notes at maturity on March 15, 2011 and May 15, 2011).

The $500 million of proceeds available for general corporate purposes may be used to repay indebtedness, including repaying indebtedness outstanding under CCU’s revolving credit facilities (without reducing or terminating the associated commitments).  In addition, such proceeds may be used in connection with one or more future transactions involving a permanent repayment of a portion of CCU’s senior secured credit facilities as part of CCU’s long-term efforts to optimize its capital structure.

CCU used cash on hand to pay fees and expenses in connection with the offering.

The Notes and related guarantees were offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside of the United States in compliance with Regulation S under the Securities Act. The initial issuance and sale of the Notes and the related guarantees was not registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Clear Channel Communications

Clear Channel Communications, Inc. is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict. CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Clear Channel Communications, Inc. Contacts
Media
Lisa Dollinger
Chief Communications Officer
(210) 822-2828

Investors
Randy Palmer
Director of Investor Relations
(210) 822-2828